 EXHIBIT 5.1

[DORSEY & WHITNEY LLP Letterhead]

CyberOptics Corporation

5900 Golden Hills Drive

Golden Valley, Minnesota 55416

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 filed by CyberOptics Corporation (the "Company") with the Securities and Exchange Commission on or about the date hereof, relating to the registration of an additional 30,000 common shares, no par value, which may be issued pursuant to the Company's Stock Grant Plan for Non-Employee Directors (the “Grant Plan”), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1.          The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.          The 30,000 shares which may be issued by the Company under the Grant Plan will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Dated:	August 13, 2014

Very truly yours,

/s/ DORSEY & WHITNEY LLP

TOM